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Exhibit 10.8(b)

                             AEROVOX INCORPORATED

                              Severance Agreement
                              -------------------

     Agreement, made this 3rd day of June, 1996, by and between Jeffrey A. Templer ("Executive") and AEROVOX INCORPORATED (the "Company"),

                                  WITNESSETH

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to Executive and other executives who are responsible for the policy-making functions of the Company and its subsidiaries and the overall viability of the Company's business; and

     WHEREAS, the Board recognizes that the possibility of a change of control of the Company is unsettling to such executives and desires to make arrangements at this time to help assure their continuing dedication to their duties to the Company and its shareholders, notwithstanding any attempts by outside parties to gain control of the Company; and

     WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable such executives, without being distracted by the uncertainties of their own employment situation, to perform their regular duties, and where appropriate to assess such proposals and advise the Board as to the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Board determines to be appropriate; and

     WHEREAS, the Board also desires to demonstrate to the executives that the Company is concerned with their welfare and intends to provide the loyal executives are treated fairly.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. In the event that any individual, corporation, partnership, company, or other entity (a "Person"), which term shall include a "group" (within the meaning of section 13 (d) of the Securities Exchange Act of 1934 (the "Act")), begins a tender or exchange offer, circulates a proxy to the Company's shareholders, or takes other steps to effect a "Change of Control" (as defined in paragraph 3 below), Executive agrees that he will not voluntarily leave the employ of the Company and will render the services contemplated in the recitals to the Agreement until such Person has terminated the efforts to effect a change of Control or until a Change of Control has occurred.

     2. If, within 24 months following a Change of Control, Executive's employment with the Company is terminated by the Company for any reason other than for "Cause" (as defined in paragraph 4 below) or Executive terminates such employment for good reason as described in paragraph 5 below:
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          (a)  the Company will pay to Executive within 30 days of such termination of employment a lump-sum cash payment equal to 200% the sum of
     (i) his annual base salary at the rate in effect immediately before the Change of Control (or for such shorter portion of that period as Executive performed services for the Company), plus (ii) an amount equal to Executive's X-Factor bonus level, as described in the Aerovox Incorporated Executive Incentive Bonus Plan as in effect on the date immediately before the Change of Control (the "Bonus Plan"), multiplied by such annual base salary, without deduction for any amounts previously paid or payable to Executive under the Bonus Plan; and

          (b) the Company will pay Executive within 30 days after completion of the year end audit for the fiscal year in which the Change of Control occurs any "hold back" (as described in the Bonus Plan) due to Executive under the Bonus Plan based on the actual RONA (as defined in the Bonus
     Plan); and

          (c) any stock options granted to Executive by the Company will become immediately exercisable in full, and any restricted stock grants shall immediately vest in full, notwithstanding any provision to the contrary of the options or restricted stock awards; and

          (d) the Company will pay to Executive within 30 days of such termination of employment a lump-sum cash payment equal to the full balance standing to his credit with the Company under any and all deferred compensation plans or arrangements; and

          (e) Executive, together with his dependents, will continue following such termination of employment to participate fully in all accident and health plans maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially the equivalent coverage (or the full value thereof in cash) from the Company, until the first anniversary of such termination; and

          (f) in the event the Company is providing an automobile for Executive's use, the Company will pay to the leasing company 60% of the balance of the lease payments remaining outstanding and will assign the lease to Executive, provided that Executive agrees to assume the lease in accordance with its terms; and

          (g) the Company will promptly reimburse Executive for any and all legal fees and expenses incurred by him, as incurred, as a result of such termination of employment, including without limitation all fees and expenses incurred to enforce the provisions of this Agreement.

     Notwithstanding anything herein to the contrary, to the extent that any payment or benefit provided for in this Section 2 is required to be paid or vested at an earlier date under the terms of any other plan, agreement or arrangement, such other plan, agreement or arrangement shall control.
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     3.   A Change of Control will occur for purposes of this Agreement if (i)
any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of the combined voting power of the Company's then-outstanding securities (other than as a result of acquisitions of such securities from the Company", (ii) there is a change of control of the Company of a kind which would be required to be reported under item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation or other reorganization (other than (a) a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or be being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company, or similar transaction, in which no person acquires more than 20% of the combined voting power of the Company's then outstanding securities), a sale of all or substantially all assets, or a plan of liquidation, or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at
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the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to have been in office at the date hereof for purposes of this definition.

     Notwithstanding the foregoing provisions of this paragraph 3, a "Change of Control" will not be deemed to have occurred (i) solely because of the acquisition of securities of the Company (or any reporting requirements under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees or (ii) as a result of the transfer of voting securities of the Company by Bank of New England, N.A., as Trustee under the Trust Agreement dated April 17, 1989 between said Trustee and Cooper Industries, Inc., to the beneficiaries of said Trust.

     4. "Cause" means only: commission of a felony by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, conviction of a crime involving moral turpitude, or willful failure by the Executive to perform his duties to the Company which failure is deliberate on the Executive's part, results in material injury to the Company, and continues for more than 15 days after written notice given to the Executive pursuant to a two thirds vote of all of the members of the Board, such vote to set forth in reasonable detail the nature of the failure. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and the Executive had knowledge at the time that the act or omission was not in the best interest of the Company.
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     5.   If Executive leaves the employ of the Company for any reason:
following a reduction in his position, compensation, responsibilities, authority, fringe benefits, perquisites, or any other benefit or privilege enjoyed by him prior to the Change of Control (other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive), or following an attempt by the Company to relocate Executive outside an area of approximately comparable size surrounding the place where he is now employed, or to require him to perform regular services outside of such area (except for travel reasonably required in the performance of responsibilities), his employment will be deemed to have been terminated by the Company for reasons other than Cause.

     6. If any payments or benefits received by Executive under paragraph 2 and/or any other plan, agreement, or arrangement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Executive an additional amount in cash (the "Additional Amount") equal to the amount necessary to cause the aggregate payments and benefits received by Executive under paragraph 2 and/or any other plan, agreement, or arrangement, including such Additional Amount (net of all federal, state, and local income taxes and all taxes payable as a result of the application of Sections 280G and 4999 of the Code), to be equal to the aggregate payments and benefits Executive would have received under paragraph 2 and/or any other plan, agreement, or arrangement as if Sections 280G and 4999 of the Code (or any successor provisions thereto) had not been enacted into law.

     Following the termination of Executive's employment, Executive may submit to the Company a written opinion (the "Opinion") of a nationally recognized accounting firm, employment consulting firm, or law firm selected by Executive setting forth a statement as to whether any excise tax pursuant to Section 4999 of the Code is due and a calculation of the Additional Amount. The determinations of such firm concerning whether and the extent of the additional amount (which determinations need not be free from doubt), shall be final and binding on both Executive and the Company. The Company will pay to Executive the Additional Amount not later than 10 days after the Opinion has been submitted to the Company. The Company agrees to pay the fees and expenses of such firm in preparing and rendering the Opinion.

         If, following the payment to Executive of the Additional Amount, Executive's liability for the excise tax imposed by Section 4999 of the code on the payments and benefits received by Executive under paragraph 2 is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be less than or greater than the amount thereof set forth in the Opinion, Executive shall reimburse the Company (if the liability is less than the amount so set forth) or the Company shall reimburse Executive (if the liability is greater than the amount so set forth), in either case without interest, in an amount equal to the amount by which the Additional Amount should be reduced or increased to reflect such decrease or increase in the actual excise tax liability. The calculation of such reimbursement shall be made by a nationally recognized accounting firm, an employment consulting firm, or a law firm selected by Executive, whose determination shall be binding on Executive and the Company and whose fees and expenses therefor shall be paid by the Company.
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     7.   In the case of any dispute under this Agreement, Executive may initiate binding arbitration in either Boston, Massachusetts or the State capital of the State where he is now employed, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. The Company shall not have the right to initiate binding arbitration, and agrees that upon the initiation of binding arbitration by Executive pursuant to this paragraph 7 the Company shall cause to be dismissed any judicial proceedings it has brought against Executive relating to this Agreement. The Company authorizes Executive from time to time to retain counsel of his choice to represent Executive in connection with any and all actions, proceedings, and/or arbitration, whether by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, which may affect Executive's rights under this Agreement. The Company agrees (i) to pay the fees and expenses of such counsel as incurred, (ii) to pay the cost of such arbitration and/or judicial proceeding, and (iii) to pay interest to Executive on all amounts owed to Executive under this Agreement during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the base rate as announced from time to time by The First National Bank of Boston.

     In addition, notwithstanding any existing prior attorney-client relationship between the Company and counsel retained by Executive, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel.

     8. If the Company is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if all or substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this paragraph 8 will apply in the event of any subsequent merger or consolidation or transfer of assets.

     In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

     In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggest otherwise be deemed to include the entity resulting from such merger or consolidation or the acquire of such assets of the Company.
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     9.   All payments required to be made by the Company hereunder to
Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

     10. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by an compensation or benefits received by Executive from other employment.

     11. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; provided that the Executive shall have the right to receive upon termination of his employment the payments and benefits provided in this Agreement and shall not be deemed to have waived any rights he may have either at law or in equity in respect of such discharge.

     12. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties.

     13. At the election of the Company, this Agreement shall not apply to a Change of Control which takes place after February 26, 2001, provided that the Company has given Executive notice of its election at least 30 days before the Change of Control.

     Payments made by the Company pursuant to this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to Executive. Executive hereby waives all rights that he may have against the Company, Aerovox M, Inc., RTE Corporation, Cooper Power Systems, Inc., Cooper Industries, Inc., or any affiliate or subsidiary thereof under the Key Executive Employment and Severance Agreement between Executive and RTE Corporation dated April 15, 1988 and agrees that said agreement is hereby terminated.

     The provisions of this agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives, and assigns, and the Company and its successors.

     The validity, interpretation, and effect of this Agreement shall be governed by the laws of the State of Delaware.

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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     The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Executive, his dependents, beneficiaries, or estate provided for in this Agreement.

     No right or interest to or in any payments hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him
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from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designed, the legal representative of the Executive's estate.

     No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extend permitted by law, be null, void, and of no effect.

     IN WITNESS WHEREOF, AEROVOX INCORPORATED and Executive have each caused this Agreement to be duly executed and delivered as of the date first written above.

                                          AEROVOX INCORPORATED

                                          BY:  /S/ CLIFFORD H. TUTTLE, JR.
                                               ---------------------------
                                                 Clifford H. Tuttle, Jr.
                                                 Chairman & CEO


                                          BY:  /S/ JEFFREY A. TEMPLER
                                               ---------------------------
                                                 Executive
                                                 Jeffrey A. Templer